MVC CAPITAL PRICES PUBLIC OFFERING OF COMMON STOCK

PURCHASE, NY - FEBRUARY 23, 2007 - MVC Capital, Inc. (NYSE: MVC), a publicly traded business development company that makes private debt and equity investments, today announced that it has priced a public offering of 5,000,000 shares at $16.25 per share, raising approximately $81.25 million in gross proceeds. As part of the issuance, the Company has granted the underwriters a 30-day option to purchase up to 750,000 additional shares to cover over-allotments, if any. The offering is subject to customary closing conditions and is expected to close on February 28, 2007.

The Company expects to use the net proceeds of the offering to fund additional investments and for general corporate purposes, including the repayment of debt. The joint book-running managers for the offering are UBS Investment Bank and Bear, Stearns & Co. Inc. The co-managers are RBC Capital Markets, Imperial Capital, LLC, and Morgan Joseph.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission.

The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, (212) 821-3000; and Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, Attention: Prospectus Department, (631) 274-8321.

ABOUT MVC CAPITAL, INC.
MVC Capital is a business development company traded on the New York Stock Exchange that provides long-term debt and equity capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC Capital, please visit MVC Capital's website at www.mvccapital.com. MVC Capital's complete audited financial statements, which were included in the Form 10-K filed with the SEC, are available to shareholders, upon request, free of charge by calling MVC Capital's investor relations at (914) 510-9400. All media inquiries should be directed to Kim Levy or Nathaniel Garnick at (212) 687-8080.

FORWARD-LOOKING STATEMENTS
THE INFORMATION CONTAINED IN THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE INHERENT UNCERTAINTIES IN PREDICTING FUTURE RESULTS AND CONDITIONS. FURTHERMORE, PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. CERTAIN FACTORS COULD CAUSE ACTUAL RESULTS AND CONDITIONS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS, AND THESE FACTORS ARE ENUMERATED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.